EXHIBIT 10.16

EXECUTION COPY

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), dated as of October 25, 2007 (the “Effective Date”), is by and between InfuSystem, Inc., a California corporation (“InfuSystem”), on the one hand, and I-Flow Corporation, a Delaware corporation (“I-Flow”), on the other hand. Each of I-Flow and InfuSystem may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, InfuSystem is the owner of certain intellectual property related to the provision of billing and management services, including intellectual property jointly developed by I-Flow and InfuSystem;

WHEREAS, I-Flow manufactures, markets, distributes and sells medical equipment and supplies, including, without limitation, I-Flow’s ON-Q® Pain Management Systems and acute post-operative pain management, wound site management and post-operative surgical treatment products and related supplies (hereafter collectively referred to as the “Products”);

WHEREAS, pursuant to that certain Services Agreement dated April 29, 2002, as amended, between InfuSystem and I-Flow (the “Existing Agreement”), InfuSystem has been furnishing I-Flow with the Billing and Collection Services and Management Services in connection with the Products;

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of September 29, 2006 (the “Stock Purchase Agreement”), by and among I-Flow, InfuSystem, HAPC, Inc., a Delaware corporation (the “Buyer”) and Iceland Acquisition Subsidiary, Inc., a Delaware corporation (the “Acquisition Sub”), the Buyer is purchasing concurrently with the execution and delivery of this Agreement all of the issued and outstanding capital stock of InfuSystem through the Acquisition Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Stock Purchase Agreement, I-Flow and InfuSystem are amending and restating the Existing Agreement (the “Services Agreement”), pursuant to which InfuSystem will continue to provide Billing and Collection Services and Management Services to I-Flow and I-Flow will grant a certain non-exclusive license to InfuSystem, pursuant to Section 1.B. of the Services Agreement, to enable InfuSystem to provide such services to I-Flow; and

WHEREAS, in order to facilitate the continued business relationship between InfuSystem and I-Flow pursuant to the Services Agreement, I-Flow desires to obtain, and InfuSystem desires to grant, exclusive and non-exclusive licenses to InfuSystem’s intellectual property related to third-party billing and collection services and management services for use in the field of acute post-operative pain management and in other Products fields including, without limitation, wound site management and post-operative surgical treatments, all subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants contained in this Agreement, the Services Agreement and the Stock Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1. Definitions. The following definitions shall apply to the terms below:

1.1 “Affiliate” shall mean, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

1.2 “Agreement” shall have the meaning set forth in the preamble.

1.3 “Billing and Collection Services” shall have the meaning ascribed thereto in the Services Agreement.

1.4 “Effective Date” shall have the meaning set forth in the preamble.

1.5 “Exclusively Licensed Intellectual Property” shall have the meaning set forth in Section 2.1.

1.6 “Field of Use” shall mean the field of acute post-operative pain management treatments.

1.7 “I-Flow” shall have the meaning set forth in the preamble.

1.8 “InfuSystem” shall have the meaning set forth in the preamble.

1.9 “InfuSystem Intellectual Property” shall mean all Intellectual Property owned by InfuSystem as of the Effective Date relating to or used in the delivery or performance of Services.

1.10 “Intellectual Property” shall mean all know-how, trade secrets, and any other information that is protected by statutory or common law against unauthorized use.

1.11 “Licensed Intellectual Property” shall have the meaning set forth in Section 2.2.

1.12 “Litigation” shall have the meaning set forth in Section 3.1.

1.13 “Management Services” shall have the meaning ascribed thereto in the Services Agreement.

1.14 “Other Fields” shall mean all fields other than the Field of Use, including, without limitation, the fields of wound site management and post-operative surgical treatments.

1.15 “Non-Exclusively Licensed Intellectual Property” shall have the meaning set forth in Section 2.2.

1.16 “Party” shall have the meaning set forth in the preamble.

1.17 “Parties” shall have the meaning set forth in the preamble.

1.18 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

1.19 “Prevailing Party” shall have the meaning set forth in Section 7.4.

1.20 “Services” shall mean Billing and Collection Services and/or Management Services.

1.21 “Third Party” shall mean any Person other than InfuSystem, I-Flow, or an Affiliate of either.

2. License Grant and Ownership of Improvements.

2.1 InfuSystem hereby grants to I-Flow an unrestricted, perpetual, irrevocable, worldwide, assignable, royalty-free and exclusive license to use and/or sublicense the InfuSystem Intellectual Property, solely in the Field of Use (the “Exclusively Licensed Intellectual Property”) for the benefit of I-Flow.

2.2 InfuSystem hereby grants to I-Flow an unrestricted, perpetual, irrevocable, worldwide, assignable, royalty-free and non-exclusive license to use and/or sublicense the InfuSystem Intellectual Property in the Other Fields (the “Non-Exclusively Licensed Intellectual Property” and, together with the Exclusively Licensed Intellectual Property, the “Licensed Intellectual Property”) for the benefit of I-Flow.

2.3 The license granted under Section 2.1 of this Agreement shall be exclusive as to all Parties or entities, including InfuSystem. InfuSystem shall have no right to make, use, sell, offer for sale, and/or import the Exclusively Licensed Intellectual Property in the Field of Use. Accordingly, InfuSystem agrees and covenants not to, directly or indirectly, make, use, sell, license offer for sale, and/or import the Exclusively Licensed Intellectual Property in the Field of Use for any purpose or by any means without the express prior written consent of I-Flow, which consent may be withheld in I-Flow’s sole and exclusive discretion.

2.4 The licenses granted under Sections 2.1 and 2.2 of this Agreement shall not limit InfuSystem’s ability to use any of the Licensed Intellectual Property in the Other Fields.

3. Infringement and Enforcement.

3.1 I-Flow may, but has no obligation to, take any and all actions to enforce the Licensed Intellectual Property (including without limitation instituting litigation) against any suspected infringement or misappropriation by any Third Party (“Litigation”). I-Flow shall bear all the expenses and costs with respect to any such Litigation it elects to undertake and I-Flow shall be entitled to all damages recovered in such Litigation.

3.2 At I-Flow’s request, InfuSystem agrees to reasonably cooperate in any such Litigation. I-Flow agrees to pay InfuSystem’s reasonable out-of-pocket costs and expenses in connection with such Litigation. If InfuSystem desires to retain separate counsel in connection with such Litigation, however, InfuSystem shall bear its own costs and expenses concerning the Litigation, including, without limitation, the costs and expenses of such separate counsel. Notwithstanding InfuSystem’s participation in such Litigation, I-Flow shall retain the full right to control such Litigation, including, without limitation, any settlement of such Litigation. I-Flow shall have the right to settle any Litigation on such terms and conditions reasonably acceptable to InfuSystem.

3.3 NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER (A) FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, AND/OR (B) FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA, OR BUSINESS REPUTATION), ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

4. Representations and Warranties.

4.1 InfuSystem hereby represents and warrants to I-Flow that:

(i) it has all of the requisite power and authority to enter into this Agreement and to perform its obligations hereunder and that this Agreement has been duly and validly authorized, executed and delivered by InfuSystem;

(ii) this Agreement constitutes the legal, valid and binding obligation of InfuSystem, enforceable against InfuSystem in accordance with its terms;

(iii) it is the owner of the Licensed Intellectual Property and the Licensed Intellectual Property does not infringe or misappropriate the intellectual property of any Third Party; and

(iv) it has the entire right to enter this Agreement and grant the licenses contemplated hereby.

4.2 I-Flow hereby represents and warrants to InfuSystem that:

(i) it has all of the requisite power and authority to enter into this Agreement and that this Agreement has been duly and validly authorized, executed and delivered by I-Flow; and

(ii) this Agreement constitutes the legal, valid and binding obligation of I-Flow, enforceable against I-Flow in accordance with its terms.

5. Term and Termination.

5.1 The term of this Agreement shall commence on the Effective Date and shall continue in perpetuity, unless terminated by I-Flow by written notice to InfuSystem, provided that upon the later of (i) the third (3rd) anniversary of the Effective Date or (ii) termination of the Services Agreement for any reason, without any action by any of the parties hereto, the exclusive license granted by InfuSystem to I-Flow pursuant to Section 2.1 of this Agreement shall automatically be deemed amended to become a non-exclusive license and no longer an exclusive license, and Section 2.3 shall cease to have any force or effect. Except as provided in the immediately preceding sentence and as otherwise mutually agreed by the parties, all terms and conditions of this Agreement, including, without limitation, those pertaining to the licenses themselves, shall remain in full force and effect during the term of this Agreement.

5.2 This Agreement may not be terminated by InfuSystem.

6. Notices.

Any notice required or permitted to be given to a Party pursuant to this Agreement shall be deemed to have been given only if such notice is reduced to writing and (i) delivered personally, (ii) sent by reputable overnight courier service for next business day delivery to the address given below, or (iii) sent by facsimile machine (with proof of transmission capability) to the fax number set forth below, with a hard copy to be sent by first class mail to the address given below:

If to InfuSystem:	If to I-Flow:

InfuSystem, Inc. 1551 East Lincoln Ave. Madison Heights, MI 48071 Attention: President	I-Flow Corporation 20202 Windrow Drive Lake Forest, CA 92630 Attention: President

or to such other address or facsimile number as either Party shall have specified by notice in writing to the other Party.

If delivered personally or by facsimile during normal business hours on a business day, a notice shall be deemed delivered when actually received at the address specified above. In any other case, notice shall be deemed delivered on the next business day following the date on which it was sent.

7. Miscellaneous.

7.1 Confidentiality. The parties recognize that in connection with the performance of this Agreement, the parties may furnish and disclose to each other confidential and proprietary information including, without limitation, information relating to the parties’ respective organization, personnel, business activities, policies, finances, costs, marketing plans, projected revenues, technology, rights, obligations, liabilities, strategies and customer lists (collectively, “Confidential Information”). Each party, to the extent it comes into possession of Confidential Information of the other party, agrees that, except as expressly contemplated by this Agreement, it shall not directly or indirectly use such Confidential Information for its own benefit or in connection with its business relationships with patients/customers/clients of the owner of the Confidential Information, and shall take all reasonable care to ensure that such Confidential Information shall not be disclosed to any third party, including imposing reasonable confidentiality requirements with respect to such Confidential Information on its employees, agents, counsel, accountants and other representatives, except insofar as: (i) disclosure may be specifically authorized in writing from time to time by the owner of the Confidential Information; (ii) such Confidential Information is required to be disclosed in connection with performance of this Agreement, or pursuant to any right or license granted by the owner of the Confidential Information; (iii) the recipient of the Confidential Information can demonstrate, by independent documentation, that such Confidential Information was previously made public by the Confidential Information’s owner; (iv) the recipient of the Confidential Information can demonstrate, by independent documentation, that such Confidential Information was in the public domain, prior to its disclosure hereunder and otherwise than as a consequence of a breach of its obligations hereunder; (v) the recipient of the Confidential Information can demonstrate, by independent documentation, that such Confidential Information was known by the recipient prior to its disclosure hereunder or was independently developed by the recipient without the aid or use of any information disclosed hereunder; or (vi) such disclosure is required under compulsion of law, including subpoena, civil investigative demand, oral questions or interrogatories, or other compulsory process; provided that, the Confidential Information’s owner shall be given notice of service of such demand or process and a reasonable opportunity to defend against such demand or process, and the party against whom such demand or process is asserted provides all reasonable cooperation in opposing the same to the fullest extent permitted by law. The obligations of each party under this Section 7.1 shall survive any termination of this Agreement and expire upon the fifth (5th) anniversary of the effective date of such termination. Each of the parties, for itself and its successors and assigns, acknowledges that any violation of this Section 7.1 would seriously and irreparably injure the owner of the Confidential Information. In addition to all other remedies permitted by law or in equity and without limiting any action at law or in equity to which such owner may be entitled, the owner of any Confidential Information shall be entitled to seek injunctive relief, without bond, to enforce the terms and conditions stated herein.

7.2 Assignability. This Agreement is assignable by I-Flow without restriction. This Agreement may not be assigned by InfuSystem, except with the written consent of I-Flow, which consent may be withheld in I-Flow’s sole and exclusive discretion, or to a successor to all, or substantially all of InfuSystem’s assets. Any purported assignment by InfuSystem in violation of the foregoing shall be void.

7.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without giving effect to the choice of law rules thereof.

7.4 Attorneys’ Fees. If any Party to this Agreement shall bring any action, suit, arbitration, mediation, counterclaim or appeal for any relief against any other Party, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder, the Prevailing Party in such action shall be entitled to recover as recoverable costs in any such action its actual attorneys’ fees and costs (including reasonable fees and costs for in-house counsel), all expert fees and costs, all court and arbitration expenses, and any other costs reasonably and properly incurred, including any fees and costs incurred in bringing and prosecuting such action and enforcing any order, judgment, ruling, or award granted as part of such action. As used in this Section, “Prevailing Party” shall include, without limitation, a Party which obtains substantially the relief sought by it.

7.5 Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.6 Severability. Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court of competent jurisdiction, the validity of any other term, clause, or provision shall not be affected provided that such invalid or unenforceable provision is and can be replaced with an enforceable clause which most closely achieves the result intended by such invalid clause.

7.7 Headings. The headings used in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

7.8 Drafting. The Parties agree that this Agreement shall not be construed against either Party as the drafter.

7.9 Waiver. No waiver or delay by either Party of any breach of the covenants contained herein to be performed by the other Party shall be construed as a waiver of any succeeding breach of the same or any other covenants or conditions hereof.

7.10 Entirety of Agreement. This Agreement supersedes any prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the Parties hereto in regard to the subject matter hereof and contains the entire agreement between the Parties in regard to the subject matter hereof. This Agreement may not be changed or modified orally, but only by an agreement, in writing, signed by both parties hereto.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, effective as of the Effective Date set forth above.

I-FLOW CORPORATION

By:	/s/ Donald M. Earhart
Name:	Donald M. Earhart
Title:	Chairman, President and Chief Executive Officer

INFUSYSTEM, INC.

By:	/s/ Pat LaVecchia
Name:	Pat LaVecchia
Title:	Secretary

Signature Page to Exclusive License Agreement